Exhibit 10.1
Employment Agreement of Susan Vogt
Amendment
     Pursuant to Section 14 of the Employment Agreement between SeraCare Life Sciences, Inc. and Susan Vogt dated July 14, 2006 and amended and restated on December 22, 2008 (the “Agreement”), SeraCare Life Sciences, Inc. (the “Company”) and Susan Vogt (the “Executive”) hereby agree to amend the Agreement as follows, effective April 1, 2009:
1.	A new Section 3.4 is hereby added, to read as follows:

“3.4.	Compensation for the period April 1, 2009 to March 31, 2010. Notwithstanding Section 3.1, for the period April 1, 2009 to March 31, 2010 (the “Salary Reduction Period”):
(a) The Executive’s Base Salary shall be at an annualized rate of $302,400, and shall be paid in cash in accordance with the Company’s regular payroll practices in effect from time to time.
(b) (i) The Executive shall receive, on each of July 1, 2009, October 1, 2009, January 4, 2010, and April 1, 2010 (each date, a “Grant Date”), shares of the Company’s common stock equal in number to (A) 18,900, if the closing price per share of the Company’s common stock on the applicable Grant Date, measured in U.S. dollars (the “Applicable Share Price”), is equal to or less than one (1) U.S. Dollar; or (B) $18,900.00 divided by the Applicable Share Price, if the Applicable Share Price is greater than one (1) U.S. dollar. The resulting share total shall be rounded down to the nearest whole share and any fractional amount shall be paid in cash. These shares shall be granted pursuant to the Company’s 2009 Equity Incentive Plan.
(ii) Notwithstanding (b)(i) above, with respect to any Grant Date, the Company may in its discretion pay cash (in lieu of shares) equal to the actual fair market value of any portion or all of the shares to which the Executive is entitled under this Section 3.4(b).
(iii) For the avoidance of doubt, the Company may withhold from amounts otherwise payable under Section 3.4(a) during the quarter preceding each Grant Date such amounts as the Company in its discretion determines may be required to be withheld for tax purposes with respect to the delivery of shares (pursuant to this Section 3.4(b)) on such Grant Date; provided, that if for any reason the Company’s withholdings during the quarter preceding a Grant Date are insufficient to provide for any required tax withholding with respect to shares or other amounts to be delivered on such Grant Date, the Executive shall upon request from the Company and prior to the delivery of such shares or other amounts promptly pay the Company, in cash, any shortfall in such required withholding.
(c) Notwithstanding anything in this Agreement to the contrary, if the Executive’s employment is terminated for any reason during the Salary Reduction Period, in addition to the payment of Accrued Obligations pursuant to Section 5.3(a), the Company shall deliver to the Executive (or, in the event of her death, the Executive’s estate), an amount of shares of the Company’s common stock equal to (i) the number of shares to which the Executive would have otherwise been entitled under Section 3.4(b) on the first Grant Date following the Severance Date (as that term is defined in Section 5.3) if the Executive’s employment had not been terminated, multiplied by (ii) a fraction, the
Employment Agreement of Susan Vogt — Amendment

numerator of which is the number of days prior to and including the Severance Date during the quarter in which the Severance Date occurs and the denominator of which is the total number of days in such quarter. The resulting share total shall be rounded down to the nearest whole share and any fractional amount shall be paid in cash. Notwithstanding the foregoing, the Company may in its discretion pay to the Executive the cash value of the shares to which the Executive is otherwise entitled under this Section 3.4(c), in lieu of such shares. The cash value of the shares shall be calculated based upon the closing price per share of the Company’s common stock on the first Grant Date following the Severance Date. Any shares or cash payable under this Section 3.4(c) shall be paid on such first Grant Date following the date of termination.
(d) Notwithstanding any of the foregoing, if the Executive’s employment is terminated during the Salary Reduction Period by the Company without Cause or by the Executive for Good Reason (as such terms are defined in Section 5.5):
     (i) the Severance Benefits described in Section 5.3(b)(i) shall be paid to the Executive in cash in its entirety, and
     (ii) for purposes of Section 5.3(b)(i), the Base Salary in effect on the Severance Date shall equal the annualized base salary rate in effect immediately prior to the Salary Reduction Period.”
2.	Section 4.3 is hereby amended in its entirety to read as follows:

“4.3	Vacation and Other Leave. During the Period of Employment, the Executive shall be entitled to take vacation in accordance with the Company’s vacation policies in effect from time to time. The Executive shall also be entitled to holidays and other leave in accordance with the Company’s policies in effect from time to time. For the avoidance of doubt, no accrual of any vacation, holiday or other leave pay shall occur.

Notwithstanding the Company’s vacation policies and other paid time off policies (if any) in effect from time to time, the Executive voluntarily agrees, in exchange for receiving her base salary (rather than the lower base salary that would otherwise have been paid to her) and shares of the Company’s stock pursuant to Section 3.4(b), to finally relinquish any right to accrued vacation time and other leave pay as of April 1, 2009.”

3.	Section 5.5(a)(i) (Accrued Obligations) is hereby amended by deleting the parenthetical “(including accrued and unpaid vacation time)” in its entirety.
     IN WITNESS WHEREOF, SeraCare Life Sciences, Inc. by its duly authorized officer, and Executive, have executed this Amendment under seal this 30th day of March, 2009.

SERACARE LIFE SCIENCES, INC.		THE EXECUTIVE:

By:	/s/ Gregory A. Gould	/s/ Susan L.N. Vogt

	Gregory A. Gould	Susan L.N. Vogt
Title: Chief Financial Officer
Employment Agreement of Susan Vogt — Amendment